U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549

                                      FORM 3

                                   OMB APPROVAL
                              OMB Number:  3235-0104
                           Expires:  September 30, 1998
                Estimated average burden hours per response:  0.5

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                   Section 17(a) of the Public Utility Holding
    Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940



    1.   Name and Address of Reporting Person*

         Last, First, Middle:     Fenwick, Hugh H.

         Street:                  400 Mendham Road

         City, State, Zip:        Bernardsville, NJ  07924

    2.   Date of Event Requiring Statement (Month/Day/Year)

                                  6/9/97
    3.   IRS or Social Security Number of Reporting Person (Voluntary)

                                  ###-##-####

    4.   Issuer Name and Ticker or Trading Symbol

                                  EMKR

    5.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

         (  X  ) Director       (     ) 10% Owner
         (     ) Officer (give title below)       (     ) Other (specify below)



    6.   If Amendment, Date of Original (Month/Day/Year)


    7.   Individual or Joint/Group Filing (Check Applicable Line)

         (  X  ) Form filed by One Reporting Person
         (     ) Form filed by More than One Reporting Person



   * If the form is filed by more than one reporting person, see Instruction 5(b)(v).



                                     Table I -- Non-Derivative Securities Beneficially Owned
               1. Title of Security                                2.  Amount of Securities    3. Ownership Form:  Direct
                  (Instr. 4)                                           Beneficially Owned         (D) or Indirect (I)
                                                                       (Instr. 4)                 (Instr. 5)


       (1)     EMCORE Common Stock                                 4,206                                    D




                                                   Table I -- Continued
              1.  Title of Security                                4. Nature of Indirect Beneficial Ownership
                  (Instr. 4)                                          (Instr. 5)


       (1)    EMCORE Common Stock

      Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



                                    Table II -- Derivative Securities Beneficially Owned
                               (e.g., puts, calls, warrants, options, convertible securities)
               1.  Title of Derivative        2. Date Exercisable         3.  Title and Amount of Securities
                   Security                      and Expiration               Underlying Derivative Security
                   (Instr. 4)                    Date                         (Instr. 4)
                                                 (Month/Day/Year)

                                              Date          Expiration                              Amount or Number
                                              Exercisable   Date          Title                     of Shares

       (1)




                                                  Table II -- Continued
               1.  Title of Derivative        4. Conversion      5. Ownership Form     6. Nature of Indirect
                   Security                      or Exercise        of Derivative         Beneficial Ownership
                   (Instr. 4)                    Price of           Security:             (Instr. 5)
                                                 Derivative         Direct (D)
                                                 Security           or Indirect (I)
                                                                    (Instr. 5)


       (1)


   Explanation of Responses:



   /s/ Hugh H. Fenwick                6-16-97
   **Signature of Reporting Person    Date


   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.